EXHIBIT 99.1

NEWS RELEASE

Contacts:               Garry P. Herdler, Executive Vice President and Chief Financial Officer

                                Orleans Homebuilders, Inc. (215) 245-7500

                                (www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Announces Strategic Disposition of Certain Land Positions

BENSALEM, PA, January 2, 2008/PRNewswire-FirstCall/ — Orleans Homebuilders, Inc. (AMEX: OHB) announced today, that it closed nine transactions to dispose of approximately 1,400 lots, within five states prior to its December 31st taxation year end.  The Company separately executed option agreements on approximately 350 lots in two communities in different states, for a net decrease in its owned and controlled lot count of approximately 1,050 lots.  These separate option agreements provide the Company with the option, but not the obligation, to purchase lots on an individual basis through periodic lot acquisitions schedules.  Each of these nine land dispositions was completed with a different buyer, and the dispositions related to seven active communities and two communities for future development.  These transactions reduced the Company’s owned lot position as of September 30, 2007, by approximately 18%, and its total owned and controlled lot position as of September 30, 2007 by approximately 10%.

The land disposed of generally consists of raw land and partially and fully developed lots, except in Arizona where the disposition also included all the Company’s work-in-process. Approximately 94% of the lots disposed of are located in Florida, Illinois and Arizona, and the other lots are located in Virginia and North Carolina.  The Company disposed of four properties consisting of approximately 560 lots in Florida, including both of its remaining lot positions in its Palm Coast, Florida market and two properties with approximately 480 lots in its Illinois market.  The Company also disposed of the approximately 267 lots and all related work-in-process homes in its Gilbert, Arizona community, it’s only parcel of land in Arizona.  The remaining dispositions consisted of approximately 85 lots in two properties in its Southern region.  The Company has an option, but not an obligation, to reacquire lots through periodic lot acquisition schedules on one of these properties in each of its Midwest and Southern regions.

Jeffrey P. Orleans, Chairman and Chief Executive Officer, commented: “These transactions are a positive strategic event for the Company. While the Company believes it is still meeting management’s overall internal financial objectives for our June 30, 2008 fiscal year end, we felt it was prudent in the today’s environment to enhance the Company’s financial position with the disposition of certain non-strategic assets.  We mentioned in our first fiscal quarter earnings call that we might reduce our community count slightly.  The focus of our ‘portfolio optimization’ strategy was to identify weaker performing properties whose disposition would each provide two key elements: first, cash proceeds for bank debt repayment; and second, operational cost reductions.  These dispositions are anticipated to also result in significant potential tax refunds.  While we still face challenges in today’s industry environment, we are now more confident that we are well under way to meeting or exceeding our internal debt reduction targets for Fiscal 2008.”

The Company owns approximately 6,300 lots and it owns and controls approximately 9,100 lots, as of September 30, 2007 as adjusted for these transactions.  As of September 30, 2007 and as adjusted for these transactions, the Company’s owned and controlled lot positions are held approximately 53% in its Northern region, 35% in its Southern region, 8% in its Midwest region and 4% in its Florida region.

Jeffrey P. Orleans, Chairman and Chief Executive Officer, also commented: “We generally sold lots and land in weaker performing communities, primarily in Florida, Chicago and Arizona.  These regions are weaker both for us and in the national industry environment.  We deliberately did not sell any significant positions in our Northern or Southern regions, where approximately 88% of our remaining owned and controlled lot count is located.  Our Northern and Southern regions have both performed relatively well compared to other regions nationally.  The net orders in our Northern and Southern regions were the primary reasons we reported our third consecutive quarter of year-over-year net order growth in our fiscal quarter ended September 30th.  Conditions in our Chicago and Florida markets are relatively more difficult today.  However, notwithstanding that we hold less than 12% of our total owned and controlled lots in Chicago and Florida; these are still important markets to our Company over the near and long term.  In our Chicago market, we reduced our committed capital, but we still retained our existing open community count by acquiring an option to reacquire certain lots, if warranted by market conditions.  In Florida, we believe that when market conditions do finally improve, we are now better positioned since we have eliminated weaker communities from our operations.  Although we believe in the Arizona market over the longer term, in the near term given our small position there, we felt it was appropriate to dispose of this property.”

The nine properties disposed of had a current aggregate net book value of approximately $86 million, and the aggregate net cash proceeds received was approximately $32 million, which is net of commissions as well as net of less than $0.5 million of aggregate deposits related to the lot option contracts.  The Company currently anticipates receiving at least $20 to $25 million of federal income tax refunds by September 2008 directly or indirectly as a result of these transactions.  The Company currently intends use the net cash sales proceeds and the anticipated federal income tax refunds relating to these dispositions to reduce its outstanding bank debt, without any reduction in the total size of its credit facility.  The Company recorded impairment charges prior to the closings of these individual property sales in an aggregate amount of approximately $55 million on a pre-tax basis, or $33 million on an after-tax basis.

These impairment charges do not include any impairment that may be recorded against the Company’s remaining properties for the quarter ending December 31, 2007.  These remaining properties will be analyzed for possible impairment charges as part of the Company’s regular quarterly review process.

Garry P. Herdler, Executive Vice President and Chief Financial Officer, commented: “We believe that the execution on our ‘portfolio optimization’ strategy as well as the recent credit facility amendment are both positive events for our shareholders and banks.  The recent amendment to our credit facility gave us the flexibility to implement our targeted portfolio optimization plan, and we appreciate the continued support of our bank group.  Even without the recent amendment, the Company currently believes that it would have been in full compliance with its previous bank covenants at December 31st, exclusive of the recent land sales.  We have been and will continue to be focused on liquidity, capital structure, balance sheet and cost structure, as we outlined in our third quarter conference call for Fiscal 2007.   While we believe we would have received significantly higher proceeds over the life of these communities by holding them, we felt these transactions immediately enhanced the Company’s financial position in today’s challenging industry environment.  We focused our efforts on selected dispositions to individual local buyers, rather than bulk transactions sought by some other buyers.  This strategy enabled the Company to concentrate these dispositions in our geographic regions and in specific communities with weaker performance; still generate significant cash proceeds; and it will quickly enable us to reduce our cost structure further.”

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. (AMEX: OHB) develops, builds and markets high-quality single-family homes, townhouses and condominiums. The Company serves a broad customer base including luxury, move-up, empty nester, active adult and first-time homebuyers. The Company currently operates in the following 11 distinct markets in eight states: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated tax refunds, future impairment charges, anticipated debt repayment, anticipated use of proceeds from transactions, the Company’s ability to meet its internal financial objectives, including debt reduction objectives, the impact of recent transactions on the Company’s liquidity, capital structure and finances, earnings per share, revenues, sales, operating results, financial resources, pace of sales, industry outlook, impairments, and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to adjust successfully to current market conditions or obtain any future tax refunds or maintain good liquidity or that its portfolio optimization program will be successful.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, conditions in the mortgage market, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.   Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 filed with the SEC and its other periodic reports filed with the SEC.